NEWS RELEASE
Lumen Technologies reports fourth quarter and full year 2024 results

DENVER, February 4, 2025 — Lumen Technologies, Inc. (NYSE: LUMN) reported results for the fourth quarter ended December 31, 2024.

•Drove solid sales growth across enterprise in the fourth quarter and FY2024, bolstered by improved customer satisfaction scores in all four segments.
•Strengthened Lumen’s balance sheet and overall liquidity position in 2024. Reduced debt levels and increased access to capital.
•Continued progress building the AI backbone and cloudifying telecom, setting the foundation for 2025.
•Continued further adoption of Lumen Digital’s network-as-a-service product in the fourth quarter.

“We made material progress strengthening our financial position, transforming our corporate functions, and building the backbone for the AI economy,” said Kate Johnson, president and CEO of Lumen. “This upcoming year, we will continue to drive operational excellence at Lumen, disrupt the industry by cloudifying telecom, and deliver connectivity to hyperscalers and enterprises as their demand for data grows in the era of AI.”

Fourth Quarter 2024 Highlights

•Reported Net Income of $85 million for the fourth quarter 2024, compared to reported Net Loss of $(1.995) billion for the fourth quarter 2023, which included a non-cash goodwill impairment charge of $1.9 billion
•Reported diluted earnings per share of $0.09 for the fourth quarter 2024, compared to diluted loss per share of $(2.03) for the fourth quarter 2023. Excluding Special Items, diluted earnings per share was $0.09 for the fourth quarter 2024, compared to $0.08 diluted earnings per share for the fourth quarter 2023
•Generated Adjusted EBITDA of $1.052 billion1 for the fourth quarter 2024, compared to $1.099 billion1 for the fourth quarter 2023, excluding the effects of Special Items of $132 million and $211 million, respectively
•Reported Net Cash Provided by Operating Activities of $688 million for the fourth quarter 2024
•Negative Free Cash Flow of $(174) million for the fourth quarter 2024, excluding cash paid for Special Items of $53 million, compared to Free Cash Flow of $50 million, excluding cash paid for Specials Items of $87 million, for the fourth quarter 2023
1 Adjusted EBITDA and Adjusted EBITDA excluding Special Items for the fourth quarter and full year 2023 includes $14 million and $125 million, respectively, from the EMEA business (defined below), divested on Nov. 1, 2023 and $10 million and $56 million, respectively, from those of our Content Delivery Network ("CDN") customer contracts sold Oct. 10, 2023, which will not recur in subsequent periods. The net post-closing financial impact of actual amounts received or paid by the Company under its post-closing agreements with the purchasers of its businesses divested in 2022 and 2023 were a reduction of $(29) million and $(40) million for the fourth quarter 2024 and 2023, respectively and $(161) million and $(179) million, respectively, for the full years 2024 and 2023.
2 For the respective periods, includes the impact of (i) $170 million voluntary pension contribution in third quarter 2024, (ii) $700 million in cash tax refund received in Q1 2024 and (iii) $938 million and $90 million in cash tax payments in Q2 2023 and Q1 2023, respectively, related to our 2022 divestitures.

Full Year 2024 Financial Highlights
•Reported Net Loss of $(55) million for the full year 2024, compared to reported Net Loss of $(10.298) billion for the full year 2023, which included non-cash goodwill impairment charges of $10.693 billion
•Reported diluted loss per share of $(0.06) for the full year 2024, compared to diluted loss per share of $(10.48) for the full year 2023. Excluding Special Items, diluted loss per share was $(0.21) for the full year 2024, compared to $0.20 diluted earnings per share for the full year 2023
•Generated Adjusted EBITDA of $3.939 billion1 for the full year 2024, compared to $4.628 billion1 for the full year 2023, excluding the effects of Special Items of $494 million and $482 million, respectively
•Reported Net Cash Provided by Operating Activities of $4.333 billion2 for the full year 2024
•Generated Free Cash Flow of $1.386 billion2 for the full year 2024, excluding cash paid for Special Items of $284 million, compared to Negative Free Cash Flow of $(878) million2, excluding cash paid for Special Items of $62 million, for the full year 2023

Financial Results

Metric, as reported	Fourth Quarter		Full Year
($ in millions, except per share data)	2024	2023	2024	2023
Large Enterprise(1)	$845	894	3,379	3,618
Mid-Market Enterprise	452	501	1,887	2,044
Public Sector	554	497	1,849	1,789
North America Enterprise Channels	1,851	1,892	7,115	7,451
Wholesale	716	750	2,875	3,152
North America Business Revenue	2,567	2,642	9,990	10,603
International and Other(1)(2)	92	160	373	980
Business Segment Revenue	2,659	2,802	10,363	11,583
Mass Markets Segment Revenue	670	715	2,745	2,974
Total Revenue(3)(4)	$3,329	3,517	13,108	14,557
Cost of Services and Products	1,706	1,737	6,703	7,144
Selling, General and Administrative Expenses	711	896	2,972	3,198
Net Loss on Sale of Business	—	9	17	121
Stock-based Compensation Expense	8	13	29	52
Net Income (Loss)	85	(1,995)	(55)	(10,298)
Net Income (Loss), Excluding Special Items(5)(6)	93	83	(205)	193
Adjusted EBITDA(2)(5)(7)(8)	920	888	3,445	4,146
Adjusted EBITDA, Excluding Special Items(2)(5)(7)(8)(9)	1,052	1,099	3,939	4,628
Net Income (Loss) Margin	2.6%	(56.7)%	(0.4)%	(70.7)%
Net Income (Loss) Margin, Excluding Special Items(5)(6)	2.8%	2.4%	(1.6)%	1.3%
Adjusted EBITDA Margin(5)	27.6%	25.2%	26.3%	28.5%
Adjusted EBITDA Margin, Excluding Special Items(5)(9)	31.6%	31.2%	30.1%	31.8%
Net Cash Provided by Operating Activities	688	784	4,333	2,160
Capital Expenditures(10)	915	821	3,231	3,100
Unlevered Cash Flow(5)	112	196	2,228	158
Unlevered Cash Flow, Excluding Cash Special Items(5)(11)	165	283	2,512	220
Free Cash Flow(5)	(227)	(37)	1,102	(940)
Free Cash Flow, Excluding Cash Special Items(5)(11)	(174)	50	1,386	(878)
Net Earnings (Loss) per Common Share - Diluted	0.09	(2.03)	(0.06)	(10.48)
Net Earnings (Loss) per Common Share - Diluted, Excluding Special Items(5)(6)	0.09	0.08	(0.21)	0.20
Weighted Average Shares Outstanding (in millions) - Diluted	989.8	983.8	987.7	983.1
(1) International revenue amounts previously reported in Large Enterprise represent revenue related to our non-domestic regions including (i) Europe, Middle East and Africa ("EMEA") through the sale of our EMEA business on Nov. 1, 2023 and (ii) Asia Pacific ("APAC") and any other remaining international operations, which we do not expect to be significant or material in future periods. As such, prior period amounts related to our historical international operations have been reclassified within our Business Segment Revenue to the "International and Other" sales channel. These reporting changes had no impact on total operating revenue, total operating expenses or net income for any period.

(2) Subsequent to the sale of select Content Delivery Network ("CDN") customer contracts announced on Oct. 10, 2023, certain prior period amounts related to our historical CDN revenue have been reclassified from "Harvest" to "International and Other" sales channel within the "Other" product in the Business Segment Revenue products to conform to our 2024 reporting presentation. These reporting changes had no impact on total operating revenue, total operating expenses or net income for any period. Revenue and Adjusted EBITDA excluding Special Items for the fourth quarter of 2023 includes $18 million and $10 million, respectively, and for the full year 2023 includes $93 million and $56 million, respectively, from our divested CDN customer contracts. The Company believes that these figures will allow analysts and investors to understand the amounts associated with recent transactions and to understand the impacts they had on the Company's past, but not current or future, financial performance. Therefore, these amounts will impact the Company's ability to match its past performance in current and future periods.

(3) Revenue for the fourth quarter and full year 2023 includes $39 million and $454 million, respectively, from the EMEA business divested Nov. 1, 2023, which will not recur in periods following the divestiture. The Company believes that these figures will allow analysts and investors to understand the amounts associated with these transactions and to understand the impact they had on the Company's past, but not current or future, financial performance. Therefore, these amounts will impact the Company’s ability to match its past performance in current and future periods.

(4) The post-closing revenue received by the Company under its post-closing agreements with purchasers of our businesses divested in 2022 and 2023 was (i) $49 million and $189 million for the fourth quarter of 2024 and full year 2024, respectively, and (ii) $39 million and $117 million for the fourth quarter of 2023 and full year 2023, respectively. The Company believes that this provides useful information to investors to understand the impact that the post-closing agreements have had on the Company's current financial performance.

(5) See the attached schedules for definitions of non-GAAP metrics and reconciliations to GAAP figures.
(6) Excludes Special Items (net of the income tax effect thereof) which (i) positively impacted this metric by $8 million and negatively impacted this metric by $(150) million, for the fourth quarter of 2024 and full year 2024, respectively and (ii) positively impacted this metric by $2.1 billion and $10.5 billion (primarily related to our 2023 goodwill impairment losses) for the fourth quarter of 2023 and full year 2023, respectively.

(7) Adjusted EBITDA and Adjusted EBITDA excluding Special Items for the fourth quarter of 2023 and full year 2023 includes $14 million and $125 million, respectively, from the EMEA business, divested in Nov. 1, 2023, which will not recur in periods following the divestiture. The Company believes that these figures will allow analysts and investors to understand the amounts associated with these transactions to understand the impact they had on the Company's past, but not current or future, financial performance. Therefore, these amounts will impact the Company’s ability to match its past performance in current and future periods.

(8) The post-closing net financial impacts to adjusted EBITDA of actual amounts received or paid by the Company under its post-closing agreements with the purchasers of our businesses divested in 2022 and 2023 were (i) a net reduction of $(29) million and $(161) million for the fourth quarter of 2024 and full year 2024, respectively, and (ii) a net reduction of $(40) million and $(179) million, for the fourth quarter 2023 and full year 2023, respectively. The Company believes that these figures provide useful information to investors to understand the impact that the post-closing agreements have had on the Company's financial performance following the completion of these divestitures.

(9) Excludes Special Items in the amounts of (i) $132 million and $494 million for the fourth quarter of 2024 and full year 2024, respectively, and (ii) $211 million and $482 million for the fourth quarter of 2023 and full year 2023, respectively.

(10) Capital expenditures for the fourth quarter of 2023 and full year 2023, includes $7 million and $98 million, respectively, of capital expenditures relating to EMEA business divested on Nov. 1, 2023, which will not recur in periods following the divestiture. The Company believes that these figures will allow analysts and investors to understand the amounts associated with these transactions and programs to understand the impact they had on the Company's past, but not current or future, capital expenditures. Therefore, these amounts will impact the Company’s ability to match its past capital expenditure activities in current and future periods.

(11) Excludes cash paid for Special Items in the net amounts of (i) $53 million and $284 million for the fourth quarter of 2024 and full year 2024, respectively, and (ii) $87 million and $62 million for the fourth quarter of 2023 and full year 2023, respectively.

Metrics(1)	Fourth Quarter	Fourth Quarter	QoQ Percent	Full Year	Full Year	YoY Percent
($ in millions)	2024	2023	Change	2024	2023	Change
Revenue By Sales Channel
Large Enterprise	$845	894	(5)%	3,379	3,618	(7)%
Mid-Market Enterprise	452	501	(10)%	1,887	2,044	(8)%
Public Sector	554	497	11%	1,849	1,789	3%
North America Enterprise Channels	1,851	1,892	(2)%	7,115	7,451	(5)%
Wholesale	716	750	(5)%	2,875	3,152	(9)%
North America Business Revenue	2,567	2,642	(3)%	9,990	10,603	(6)%
International and Other	92	160	(43)%	373	980	(62)%
Business Segment Revenue	2,659	2,802	(5)%	10,363	11,583	(11)%
Mass Markets Segment Revenue	670	715	(6)%	2,745	2,974	(8)%
Total Revenue(2)	$3,329	3,517	(5)%	13,108	14,557	(10)%
Business Segment Revenue by Product Category
Grow	$1,175	1,085	8%	4,373	4,494	(3)%
Nurture	704	832	(15)%	2,961	3,493	(15)%
Harvest	574	620	(7)%	2,271	2,679	(15)%
Subtotal	2,453	2,537	(3)%	9,605	10,666	(10)%
Other	206	265	(22)%	758	917	(17)%
Business Segment Revenue	$2,659	2,802	(5)%	10,363	11,583	(11)%
Net Income (Loss)	$85	(1,995)	nm	(55)	(10,298)	(99)%
Net Income (Loss) Margin	2.6%	(56.7)%	nm	(0.4)%	(70.7)%	(99)%
Net Income (Loss), Excluding Special Items	$93	83	12%	(205)	193	nm
Net Income (Loss) Margin, Excluding Special Items	2.8%	2.4%	17%	(1.6)%	1.3%	nm
Adjusted EBITDA, Excluding Special Items(3)	$1,052	1,099	(4)%	3,939	4,628	(15)%
Adjusted EBITDA Margin, Excluding Special Items	31.6%	31.2%	1%	30.1%	31.8%	(5)%
Capital Expenditures(4)	$915	821	11%	3,231	3,100	4%
(1) See the notes to our immediately preceding chart for information about our use of non-GAAP metrics, Special Items, and reconciliations to GAAP.
(2) Revenue for the fourth quarter of 2023 includes amounts from the 2023 divestiture and sale of CDN contracts. Revenue for the second and third quarter of 2024 and fourth quarter of 2023 includes amounts from the post-closing commercial agreements with the purchasers of our businesses divested in 2022 and 2023. Refer to footnotes 1 through 4 on the preceding table for details.

(3) Adjusted EBITDA excluding Special Items for the third quarter of 2023 includes the financial impacts from the 2023 divestiture and sale of CDN contracts. Adjusted EBITDA excluding Special Items for the fourth quarter and full year of 2024 and 2023 includes the financial impacts from the post-closing commercial agreements with the purchasers of our businesses divested in 2022 and 2023. Refer to footnotes 2, 7 and 8 on the preceding table for details.

(4) Capital expenditures for the fourth quarter and full year 2023 includes the impacts of capital expenditures related to our divested businesses, which will not recur in periods following the completion of these divestitures. Refer to footnote 10 on the preceding table for details.

nm - Percentages greater than 200% and comparisons between positive and negative values are considered not meaningful.

Revenue
Total Revenue was $3.329 billion for the fourth quarter 2024, compared to $3.517 billion for the fourth quarter 2023.

Cash Flow
Free Cash Flow, excluding Special Items, was negative $(174) million in the fourth quarter 2024, compared to $50 million in the fourth quarter 2023.

Liquidity

As of December 31, 2024, Lumen had cash and cash equivalents of $1.889 billion.

Lumen Technologies and its financing subsidiary, Level 3 Financing, Inc., have submitted notices to redeem approximately $202 million aggregate principal amount of their unsecured senior notes, effective February 15, 2025.

2025 Financial Outlook
The Company updated its full-year 2025 financial outlook, which is detailed below:

Metric (1)(2)	Current Outlook
Adjusted EBITDA	$3.2 to $3.4 billion
Free Cash Flow	$700 to $900 million
Net Cash Interest	$1.2 to $1.3 billion
Capital Expenditures	$4.1 to $4.3 billion
Cash Income Taxes	$100 to $200 million
(1) For definitions of non-GAAP metrics and reconciliations to GAAP figures, see the attached schedules and our Investor Relations website.
(2) Outlook measures in this chart and the accompanying schedules (i) exclude the effects of Special Items, future changes in our operating or capital allocation plans, unforeseen changes in regulation, laws or litigation, and other unforeseen events or circumstances impacting our financial performance and (ii) speak only as of Feb. 4, 2025. See “Forward-Looking Statements.”

Investor Call
Lumen’s management team will host a conference call at 5:00 p.m. ET today, Feb. 4, 2025. The conference call will be streamed live over the Lumen website at ir.lumen.com. Additional information regarding fourth quarter 2024 results, including the presentation materials, will be available on the Investor Relations website prior to the call. A webcast replay of the call will also be available on our website for one year.

Media Relations Contact:	Investor Relations Contact:
Rachael Adair	Jim Breen, CFA
rachael.adair@lumen.com	jim.breen@lumen.com
+1 971-361-3276	+1 603-404-7003

About Lumen Technologies:
Lumen is unleashing the world's digital potential. We ignite business growth by connecting people, data, and applications – quickly, securely, and effortlessly. As the trusted network for AI, Lumen uses the scale of our network to help companies realize AI's full potential. From metro connectivity to long-haul data transport to our edge cloud, security, managed service, and digital platform capabilities, we meet our customers’ needs today and as they build for tomorrow.

For news and insights visit news.lumen.com, LinkedIn: /lumentechnologies, X: @lumentechco, Facebook: /lumentechnologies, Instagram: @lumentechnologies and YouTube: /lumentechnologies. Lumen and Lumen Technologies are registered trademarks of Lumen Technologies LLC in the United States. Lumen Technologies LLC is a wholly-owned affiliate of Lumen Technologies, Inc.

Forward-Looking Statements
Except for historical and factual information, the matters set forth in this release and other of our oral or written statements identified by words such as “estimates,” “expects,” “anticipates,” “believes,” “plans,” “intends,” “will,” and similar expressions are forward-looking statements as defined by the federal securities laws, and are subject to the “safe harbor” protections thereunder. These forward-looking statements are not guarantees of future results and are based on current expectations only, are inherently speculative, and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated, projected or implied by us in those statements if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: the effects of intense competition from a wide variety of competitive providers, including decreased demand for our more mature service offerings and increased pricing pressures; the effects of new, emerging or competing technologies, including those that could make our products less desirable or obsolete; our ability to successfully and timely attain our key operating imperatives, including simplifying and consolidating our network, simplifying and automating our service support systems, attaining our Quantum Fiber buildout schedule, replacing aging or obsolete plant and equipment, strengthening our relationships with customers and attaining projected cost savings; our ability to successfully and timely monetize our network related assets through leases, commercial service arrangements or similar transactions (including as part of our Private Connectivity FabricSM solutions), including the possibility that the benefits of these transactions may be less than anticipated, that the costs thereof may be more than anticipated, or that we may be unable to satisfy any conditions of any such transactions in a timely manner, or at all; our ability to safeguard our network, and to avoid the adverse impact of cyber-attacks, security breaches, service outages, system failures, or similar events impacting our network or the availability and quality of our services; the effects of ongoing changes in the regulation of the communications industry, including the outcome of legislative, regulatory or judicial proceedings relating to content liability standards, intercarrier compensation, universal service, service standards, broadband deployment, data protection, privacy and net neutrality; our ability to generate cash flows sufficient to fund our financial commitments and objectives, including our capital expenditures, operating costs, debt obligations, taxes, pension contributions and other benefits payments; our ability to effectively retain and hire key personnel and to successfully negotiate collective bargaining agreements on reasonable terms without work stoppages; our ability to successfully adjust to changes in customer demand for our products and services, including increased demand for high-speed data transmission services and artificial intelligence services; our ability to enhance our growth products and manage the decline of our legacy products, including by maintaining the quality and profitability of our existing offerings, introducing profitable new offerings on a timely and cost-effective basis, and transitioning customers from our legacy products to our newer offerings; our ability to successfully and timely implement our corporate strategies, including our transformation, buildout and deleveraging strategies; our ability to successfully and timely realize the anticipated benefits from our 2022 and 2023 divestitures, and our 2024 debt modification and extinguishment transactions; changes in our operating plans, corporate strategies, or capital allocation plans, whether based upon changes in our cash flows, cash requirements, financial performance, financial position, market or regulatory conditions, or otherwise; the impact of any future material acquisitions or divestitures that we may transact; the negative impact of increases in the costs of our pension, healthcare, post-employment or other benefits, including those caused by changes in capital markets, interest rates, mortality rates, demographics or regulations; the impact of events that harm our reputation or brands, including potential negative impact of customer or shareholder complaints, government investigations, security breaches or service outages impacting us or our industry; adverse changes in our access to credit markets on acceptable terms, whether caused by changes in our financial position, lower credit ratings, unstable markets, debt covenant restrictions or otherwise; our ability to meet the terms and conditions of our debt obligations and covenants, including our ability to make transfers of cash in compliance therewith; our ability to maintain favorable relations with our security holders, key business partners, suppliers, vendors, landlords and lenders; our ability to timely obtain necessary hardware, software, equipment, services, governmental permits and other items on favorable terms; our ability to meet evolving environmental, social and governance ("ESG") expectations and benchmarks, and effectively communicate and implement our ESG strategies; the potential adverse effects arising out of allegations regarding the release of hazardous materials into the environment from network assets owned or operated by us or our predecessors, including any resulting governmental actions, removal costs, litigation, compliance costs or penalties; our ability to collect our receivables from, or continue to do business with, financially-troubled customers; our ability to continue to use intellectual property used to conduct our operations; any adverse developments in legal or regulatory proceedings involving us; changes in tax, trade, pension, healthcare or other laws or regulations, in governmental support programs, or in general government funding levels, including those arising from governmental programs promoting broadband development; our ability to use our net operating loss carryforwards in the amounts projected; the effects of changes in accounting policies, practices or assumptions, including changes that could potentially require additional future impairment charges; the effects of adverse weather, terrorism, epidemics, pandemics, war, rioting, vandalism, societal unrest, political discord or other natural or man-made disasters or disturbances; the potential adverse effects if our internal controls over financial reporting have weaknesses or deficiencies, or otherwise fail to operate as intended; the effects of changes in interest rates or inflation; the effects of more general factors such as changes in exchange rates, in operating costs, in public policy, in the views of financial analysts, or in general market, labor, economic, public health or geopolitical conditions; and other risks referenced from time to time in our filings with the U.S. Securities and Exchange Commission. You are cautioned not to unduly rely upon our forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly update or revise any forward-looking statements for any reason, whether as a result of new information, future events or developments, changed circumstances, or otherwise. Furthermore, any information about our intentions contained in any of our forward-looking statements reflects our intentions as of the date of such forward-looking statement, and is based upon, among other things, our assessment of regulatory, technological, industry, competitive, economic and market conditions as of such date. We may change our intentions, strategies or plans (including our capital allocation plans) at any time and without notice, based upon any changes in such factors or otherwise.

Reconciliation to GAAP
This release includes certain historical and forward-looking non-GAAP financial measures, including but not limited to Adjusted EBITDA and Adjusted EBITDA Margin, Free Cash Flow, Unlevered Cash Flow and adjustments to GAAP and non-GAAP measures to exclude the effect of Special Items.
In addition to providing key metrics for management to evaluate the Company’s performance, we believe these above-described measurements assist investors in their understanding of period-to-period operating performance and in identifying historical and prospective trends.
Reconciliations of non-GAAP financial measures to the most comparable GAAP measures are included in the attached financial schedules. Non-GAAP measures are not presented to be replacements or alternatives to the GAAP measures, and investors are urged to consider these non-GAAP measures in addition to, and not in substitution for, measures prepared in accordance with GAAP. Lumen may present or calculate its non-GAAP measures differently from other companies.

Lumen Technologies, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2024 AND 2023
(UNAUDITED)
($ in millions, except per share amounts; shares in thousands)

	Three months ended December 31,		(Decrease) / Increase	Twelve months ended December 31,		(Decrease) / Increase
	2024	2023		2024	2023
OPERATING REVENUE	$3,329	3,517	(5)%	13,108	14,557	(10)%
OPERATING EXPENSES
Cost of services and products (exclusive of depreciation and amortization)	1,706	1,737	(2)%	6,703	7,144	(6)%
Selling, general and administrative	711	896	(21)%	2,972	3,198	(7)%
Net loss on sale of business	—	9	nm	17	121	(86)%
Depreciation and amortization	758	751	1%	2,956	2,985	(1)%
Goodwill impairment	—	1,900	nm	—	10,693	nm
Total operating expenses	3,175	5,293	(40)%	12,648	24,141	(48)%
OPERATING INCOME (LOSS)	154	(1,776)	nm	460	(9,584)	nm
OTHER (EXPENSE) INCOME
Interest expense	(357)	(290)	23%	(1,372)	(1,158)	18%
Net gain on early retirement of debt	71	—	nm	348	618	(44)%
Other income (expense), net	13	(76)	nm	334	(113)	nm
Total other expense, net	(273)	(366)	(25)%	(690)	(653)	6%
Income tax benefit (expense)	204	147	39%	175	(61)	nm
NET INCOME (LOSS)	$85	(1,995)	(104)%	(55)	(10,298)	(99)%

BASIC EARNINGS (LOSS) PER SHARE	$0.09	(2.03)	nm	(0.06)	(10.48)	(99)%
DILUTED EARNINGS (LOSS) PER SHARE	$0.09	(2.03)	nm	(0.06)	(10.48)	(99)%

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	989,831	983,762	1%	987,680	983,081	—%
Diluted	989,831	983,762	1%	987,680	983,081	—%

Exclude: Special Items(1)	$8	2,078	(100)%	(150)	10,491	nm
NET INCOME (LOSS) EXCLUDING SPECIAL ITEMS	$93	83	12%	(205)	193	nm
DILUTED EARNINGS (LOSS) PER SHARE EXCLUDING SPECIAL ITEMS	$0.09	0.08	13%	(0.21)	0.20	nm

(1) Excludes the Special Items described in the accompanying Non-GAAP Special Items table, net of the income tax effect thereof.
nm - Percentages greater than 200% and comparisons between positive and negative values are considered not meaningful.

Lumen Technologies, Inc.
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2024 AND DECEMBER 31, 2023
(UNAUDITED)
($ in millions)
	December 31, 2024	December 31, 2023
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,889	2,234
Accounts receivable, less allowance of $59 and $67	1,231	1,318
Other	1,274	1,223
Total current assets	4,394	4,775
Property, plant and equipment, net of accumulated depreciation of $23,121 and $21,318	20,421	19,758
GOODWILL AND OTHER ASSETS
Goodwill	1,964	1,964
Other intangible assets, net	4,806	5,470
Other, net	1,911	2,051
Total goodwill and other assets	8,681	9,485
TOTAL ASSETS	$33,496	34,018
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$412	157
Accounts payable	749	1,134
Accrued expenses and other liabilities
Salaries and benefits	716	696
Income and other taxes	272	251
Current operating lease liabilities	253	268
Interest	197	168
Other	179	213
Current portion of deferred revenue	861	647
Total current liabilities	3,639	3,534
LONG-TERM DEBT	17,494	19,831
DEFERRED CREDITS AND OTHER LIABILITIES
Deferred income taxes, net	2,890	3,127
Benefit plan obligations, net	2,205	2,490
Deferred revenue	3,733	1,969
Other	3,071	2,650
Total deferred credits and other liabilities	11,899	10,236
STOCKHOLDERS' EQUITY
Common stock(1)	19,149	1,008
Additional paid-in capital(1)	—	18,126
Accumulated other comprehensive loss	(723)	(810)
Accumulated deficit	(17,962)	(17,907)
Total stockholders' equity	464	417
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$33,496	34,018
(1) On Dec. 18, 2024, the Company amended is articles of incorporation to eliminate the par value of its common stock (which was, prior to such amendment, $1 per share) as approved by the shareholders at the Company's 2024 annual shareholders meeting. The Company recognized the change by reclassifying the balance in Additional paid-in capital to Common stock.

Lumen Technologies, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
TWELVE MONTHS ENDED DECEMBER 31, 2024 AND 2023
(UNAUDITED)
($ in millions)
	Twelve months ended December 31,
	2024	2023
OPERATING ACTIVITIES
Net loss	$(55)	(10,298)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,956	2,985
Net loss on sale of business	17	121
Goodwill impairment	—	10,693
Impairment of long-lived assets	83	27
Deferred income taxes	(209)	8
Provision for uncollectible accounts	72	100
Net gain on early retirement and modification of debt	(348)	(618)
Debt modification costs and related fees	(79)	—
Gain on sale of investments	(205)	—
Unrealized loss on investments	10	97
Stock-based compensation	29	52
Changes in current assets and liabilities, net	(68)	(1,729)
Retirement benefits	(181)	(1)
Change in deferred revenue	1,763	230
Changes in other noncurrent assets and liabilities, net	655	500
Other, net	(107)	(7)
Net cash provided by operating activities	4,333	2,160
INVESTING ACTIVITIES
Capital expenditures	(3,231)	(3,100)
Proceeds from sale of business	15	1,746
Proceeds from sale of property, plant and equipment, and other assets	366	165
Other, net	20	(12)
Net cash used in investing activities	(2,830)	(1,201)
FINANCING ACTIVITIES
Net proceeds from issuance of long-term debt	1,325	—
Payments of long-term debt	(2,678)	(185)
Net (payments of) proceeds from revolving line of credit	(200)	200
Dividends paid	(3)	(11)
Debt issuance and extinguishment costs and related fees	(283)	(14)
Other, net	(12)	(8)
Net cash used in financing activities	(1,851)	(18)
Net (decrease) increase in cash, cash equivalents and restricted cash	(348)	941
Cash, cash equivalents and restricted cash at beginning of period	2,248	1,307
Cash, cash equivalents and restricted cash at end of period	$1,900	2,248

Cash, cash equivalents and restricted cash:
Cash and cash equivalents	$1,889	2,234
Restricted cash	11	14
Total	$1,900	2,248

Lumen Technologies, Inc.
OPERATING METRICS
(UNAUDITED)

Operating Metrics	4Q24	3Q24	4Q23

Mass Markets broadband subscribers
(in thousands)
Fiber broadband subscribers	1,077	1,035	916
Other broadband subscribers(1)	1,469	1,566	1,842
Mass Markets total broadband subscribers(2)	2,546	2,601	2,758

Mass Markets broadband enabled units(3)
(in millions)
Fiber broadband enabled units	4.2	4.1	3.7
Other broadband enabled units	17.8	17.9	18.1
Mass Markets total broadband enabled units	22.0	22.0	21.8

(1) Other broadband subscribers are customers that primarily subscribe to lower speed copper-based broadband services marketed under the CenturyLink brand.
(2) Mass Markets broadband subscribers are customers that purchase broadband connection service through their existing telephone lines, stand-alone telephone lines, or fiber-optic cables. Our methodology for counting our Mass Markets broadband subscribers includes only those lines that we use to provide services to external customers and excludes lines used solely by us and our affiliates. It also excludes unbundled loops and includes stand-alone Mass Markets broadband subscribers. We count lines when we install the service. Other companies may use different methodologies.

(3) Represents the total number of units capable of receiving our broadband services at period end. Other companies may use different methodologies to count their broadband enabled units.

Description of Non-GAAP Metrics

Pursuant to Regulation G, the Company is hereby providing definitions of non-GAAP financial metrics and reconciliations to the most directly comparable GAAP measures.

The following describes and reconciles those financial measures as reported under accounting principles generally accepted in the United States (GAAP) with those financial measures as adjusted by the items detailed below and presented in the accompanying news release. These calculations are not prepared in accordance with GAAP and should not be viewed as alternatives to GAAP. In keeping with its historical financial reporting practices, the Company believes that the supplemental presentation of these calculations provides meaningful non-GAAP financial measures to help investors understand and compare business trends among different reporting periods on a consistent basis.

We use the term Special Items as a non-GAAP measure to describe items that impacted a period’s statement of operations for which investors may want to give special consideration due to their magnitude, nature or both. We do not call these items non-recurring because, while some are infrequent, others may recur in future periods.
Adjusted EBITDA ($) is defined as net income (loss) from the Statements of Operations before income tax (expense) benefit, total other income (expense), depreciation and amortization, stock-based compensation expense and impairments.
Adjusted EBITDA Margin (%) is defined as Adjusted EBITDA divided by total revenue.

Management believes that Adjusted EBITDA and Adjusted EBITDA Margin are relevant and useful metrics to provide to investors, as they are an important part of our internal reporting and are key measures used by management to evaluate profitability and operating performance of Lumen and to make resource allocation decisions. Management believes such measures are especially important in a capital-intensive industry such as telecommunications. Management also uses Adjusted EBITDA and Adjusted EBITDA Margin (and similarly uses these terms excluding Special Items) to compare our performance to that of our competitors and to eliminate certain non-cash and non-operating items in order to consistently measure from period to period our ability to fund capital expenditures, fund growth, service debt and determine bonuses. Adjusted EBITDA excludes non-cash stock compensation expense and impairments because of the non-cash nature of these items. Adjusted EBITDA also excludes interest income, interest expense and income taxes, and in our view constitutes an accrual-based measure that has the effect of excluding period-to-period changes in working capital and shows profitability without regard to the effects of capital or tax structure. Adjusted EBITDA also excludes depreciation and amortization expense because these non-cash expenses primarily reflect the impact of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods, which may be evaluated through cash flow measures. Adjusted EBITDA further excludes the gain (or loss) on extinguishment and modification of debt and other income (expense), net, because these items are not related to the primary business operations of Lumen.

There are material limitations to using Adjusted EBITDA as a financial measure, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from our calculations. Additionally, by excluding the above-listed items, Adjusted EBITDA may exclude items that investors believe are important components of our performance. Adjusted EBITDA and Adjusted EBITDA Margin (either with or without Special Items) should not be considered a substitute for other measures of financial performance reported in accordance with GAAP.

Unlevered Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures, plus cash interest paid and less interest income, all as disclosed in the Statements of Cash Flows or the Statements of Operations. Management believes that Unlevered Cash Flow is a relevant metric to provide to investors, because it reflects the operational performance of Lumen and, measured over time, enables management and investors to monitor the underlying business’ growth pattern and ability to generate cash. Unlevered Cash Flow (either with or without Special Items) excludes cash used for acquisitions and debt service and the impact of exchange rate changes on cash and cash equivalents balances.

There are material limitations to using Unlevered Cash Flow to measure our cash performance as it excludes certain material items that investors may believe are important components of our cash flows. Comparisons of our Unlevered Cash Flow to that of some of our competitors may be of limited usefulness. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable, accounts payable, payroll and capital expenditures. Unlevered Cash Flow should not be used as a substitute for net change in cash, cash equivalents and restricted cash in the Consolidated Statements of Cash Flows.

Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures as disclosed in the Statements of Cash Flows. Management believes that Free Cash Flow is a relevant metric to provide to investors, as it is an indicator of our ability to generate cash to service our debt. Free Cash Flow excludes cash used for acquisitions, principal repayments and the impact of exchange rate changes on cash and cash equivalents balances.

There are material limitations to using Free Cash Flow to measure our performance as it excludes certain material items that investors may believe are important components of our cash flows. Comparisons of our Free Cash Flow to that of some of our competitors may be of limited usefulness since until recently we did not pay a significant amount of income taxes due to net operating loss carryforwards, and therefore generated higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to interest expense, accounts receivable, accounts payable, payroll and capital expenditures. Free Cash Flow (either with or without Special Items) should not be used as a substitute for net change in cash, cash equivalents and restricted cash on the Consolidated Statements of Cash Flows.

Lumen Technologies, Inc.
Non-GAAP Special Items
(UNAUDITED)
($ in millions)
	Actual QTD		Actual YTD
Special Items Impacting Adjusted EBITDA	4Q24	4Q23	4Q24	4Q23
Severance	$11	53	130	74
Consumer and other litigation	3	1	2	(3)
Net loss on sale of business(1)	—	9	17	121
Transaction and separation costs(2)	50	41	282	108
Net loss (gain) on sale of select CDN contracts and other(3)	3	73	(6)	73
Real estate transactions(4)	65	34	69	109
Total Special Items impacting Adjusted EBITDA	$132	211	494	482
	Actual QTD		Actual YTD
Special Items Impacting Net Income (Loss)	4Q24	4Q23	4Q24	4Q23
Severance	$11	53	130	74
Consumer and other litigation	3	1	2	(3)
Net loss on sale of business(1)	—	9	17	121
Transaction and separation costs(2)	50	41	282	108
Net loss (gain) on sale of select CDN contracts and other(3)	3	73	(6)	73
Real estate transactions(4)	65	34	69	109
Goodwill impairment	—	1,900	—	10,693
Net gain on early retirement of debt(5)	(71)	—	(348)	(618)
(Income) expense from transition and separation services(6)	(50)	22	(157)	(128)
Gain on sale of investment	—	—	(205)	—
Total Special Items impacting Net Income (Loss)	11	2,133	(216)	10,429
Income tax effect of Special Items(7)	(3)	(55)	66	62
Total Special Items impacting Net Income (Loss), net of tax	$8	2,078	(150)	10,491
	Actual QTD		Actual YTD
Special Items Impacting Cash Flows	4Q24	4Q23	4Q24	4Q23
Severance	$18	48	133	67
Consumer and other litigation	1	—	1	(3)
Transaction and separation costs(2)	56	70	254	147
Income from transition and separation services(6)	(22)	(31)	(104)	(149)
Total Special Items impacting Cash Flows	$53	87	284	62
(1) Reflects primarily (i) the pre-tax gain of $597 million recorded in operating income as a result of our Latin American business divestiture completed on Aug. 1, 2022, (ii) the pre-tax gain of $176 million recorded in operating income as a result of our 20-state ILEC business divestiture on Oct. 3, 2022 and (iii) the net loss of $102 million recorded for the year ended 2023 operating income and $660 million recorded for the year ended 2022 operating income as a result of our EMEA business divestiture on Nov. 1, 2023.

(2) Transaction and separation costs associated with (i) the sale of our Latin American business on Aug. 1, 2022, (ii) the sale of our 20-state ILEC business on Oct. 3, 2022, (iii) the sale of our EMEA business on Nov. 1, 2023, (iv) our Mar. 22, 2024 debt transaction support agreement and our Sept. 24, 2024 exchange offer and (v) our evaluation of other potential transactions.

(3) Includes primarily the recognition of (i) Q1 2024 previously deferred gain on sale of select CDN contracts in Oct. 2023, based on the transfer of remaining customer contracts as of Mar. 31, 2024 and (ii) Q4 2023 write-off of an allocated portion of customer relationship intangible assets in the amount of $121 million triggered by the sale of the underlying CDN contracts, partially offset by recognition of a $48 million gain on the transaction for based on the percentage of contracts that had transferred control as of Dec. 31, 2023.

(4)Real estate transactions include primarily the Q4 2024 impairment loss for real estate held for sale, net of a gain associated our real estate rationalization program, and the Q2 2023 and Q4 2023 loss on donation of real estate and acceleration of costs associated with our real estate rationalization program.

(5) Reflects primarily net gains as a result of (i) cash tender offers and open market repurchases resulting in a reduction of consolidated indebtedness of approximately $656 million in Q4 2024, (ii) repurchase of $75 million aggregate principal in Q2 2024, (iii) debt transaction support agreement and resulting debt extinguishment in Q1 2024, (iv) $19 million of debt exchanges in Q2 2023 and (v) $1.5 billion of debt exchanges in Q1 2023. There were no comparable gains or losses during Q4 2023 or Q3 2023.

(6) Income from transition and separation services includes charges we billed for transition services and IT professional services provided to the purchasers in connection with our 2022 and 2023 divestitures.

(7) Tax effect calculated using the annualized effective statutory tax rate, excluding any non-recurring discrete items, which was 26.0% for Q4 2024 and Q3 2024, 30.0% for Q2 2024 and Q1 2024 and 23.5% for all quarters of 2023.

Lumen Technologies, Inc.
Non-GAAP Cash Flow Reconciliation
(UNAUDITED)
($ in millions)
	Actual QTD		Actual YTD
	4Q24	4Q23	4Q24	4Q23
Net cash provided by operating activities(1)	$688	784	4,333	2,160
Capital expenditures	(915)	(821)	(3,231)	(3,100)
Free Cash Flow(1)	(227)	(37)	1,102	(940)
Cash interest paid	368	252	1,245	1,138
Interest income	(29)	(19)	(119)	(40)
Unlevered Cash Flow(1)	$112	196	2,228	158

Free Cash Flow(1)	$(227)	(37)	1,102	(940)
Add back: Severance(2)	18	48	133	67
Remove: Consumer and other litigation(2)	1	—	1	(3)
Add back: Transaction and separation costs(2)	56	70	254	147
Remove: Income from transition and separation services(2)	(22)	(31)	(104)	(149)
Free Cash Flow excluding cash Special Items(1)	$(174)	50	1,386	(878)

Unlevered Cash Flow(1)	$112	196	2,228	158
Add back: Severance(2)	18	48	133	67
Remove: Consumer and other litigation(2)	1	—	1	(3)
Add back: Transaction and separation costs(2)	56	70	254	147
Remove: Income from transition and separation services(2)	(22)	(31)	(104)	(149)
Unlevered Cash Flow excluding cash Special Items(1)	$165	283	2,512	220

(1) Includes the impact of (i) $170 million voluntary pension contribution in Q3 2024, (ii) $700 million in cash tax refund received in Q1 2024, (iii) $938 million and $90 million in cash tax payments in Q2 2023 and Q1 2023, respectively, related to our 2022 divestitures.

(2) Refer to Non-GAAP Special Items table for details of the Special Items impacting cash included above.

Lumen Technologies, Inc.
Adjusted EBITDA Non-GAAP Reconciliation
(UNAUDITED)
($ in millions)
	Actual QTD		Actual YTD
	4Q24	4Q23	4Q24	4Q23
Net income (loss)	$85	(1,995)	(55)	(10,298)
Income tax (benefit) expense	(204)	(147)	(175)	61
Total other expense, net	273	366	690	653
Depreciation and amortization expense	758	751	2,956	2,985
Stock-based compensation expense	8	13	29	52
Goodwill impairment	—	1,900	—	10,693
Adjusted EBITDA(1)	$920	888	3,445	4,146

Add back: Severance(2)	11	53	130	74
Add back: Consumer and other litigation(2)	3	1	2	(3)
Add back: Net loss on sale of business(2)	—	9	17	121
Add back: Transaction and separation costs(2)	50	41	282	108
Add back: Net loss (gain) on sale of select CDN contracts and other(2)	3	73	(6)	73
Add back: Real estate transaction costs(2)	65	34	69	109
Adjusted EBITDA excluding Special Items(1)	$1,052	1,099	3,939	4,628

Net income (loss) excluding Special Items(2)	$93	83	(205)	193

Total revenue	$3,329	3,517	13,108	14,557

Net Income (Loss) Margin	2.6%	(56.7)%	(0.4)%	(70.7)%
Net Income (Loss) Margin, excluding Special Items	2.8%	2.4%	(1.6)%	1.3%
Adjusted EBITDA Margin	27.6%	25.2%	26.3%	28.5%
Adjusted EBITDA Margin excluding Special Items	31.6%	31.2%	30.1%	31.8%

(1) Adjusted EBITDA and Adjusted EBITDA excluding Special Items for 2023 includes the financial impacts of (i) the EMEA business divested on Nov. 1, 2023 and (ii) the Company's select CDN contracts sold Oct. 10, 2023 and both 2023 and 2024 include the financial impact of the post-closing commercial agreements with the purchasers of our recently divested businesses. Refer to footnote 1 on the first page of this release for details.

(2) Refer to Non-GAAP Special Items table for details of the Special Items included above.

Outlook

To enhance the information in our outlook with respect to non-GAAP metrics, we are providing a range for certain GAAP measures that are components of the reconciliation of the non-GAAP metrics. The provision of these ranges is in no way meant to indicate that Lumen is explicitly or implicitly providing an outlook on those GAAP components of the reconciliation. In order to reconcile the non-GAAP financial metric to GAAP, Lumen has to use ranges for the GAAP components that arithmetically add up to the non-GAAP financial metric. While Lumen believes that it has used reasonable assumptions in connection with developing the outlook for its non-GAAP financial metrics, it fully expects that the ranges used for the GAAP components will vary from actual results. We will consider our outlook of non-GAAP financial metrics to be accurate if the specific non-GAAP metric is met or exceeded, even if the GAAP components of the reconciliation are different from those provided in an earlier reconciliation.

Lumen Technologies, Inc.
2025 OUTLOOK (1) (2)
(UNAUDITED)
($ in millions)

Adjusted EBITDA Outlook
Twelve Months Ended December 31, 2025
	Range
	Low	High
Net loss	$(1,655)	(850)
Income tax expense	215	30
Total other expense, net	1,500	1,300
Depreciation and amortization expense	3,100	2,900
Stock-based compensation expense	40	20
Adjusted EBITDA	$3,200	3,400

Free Cash Flow Outlook
Twelve Months Ended December 31, 2025
	Range
	Low	High
Net cash provided by operating activities	$4,800	5,200
Capital expenditures	(4,100)	(4,300)
Free Cash Flow	$700	900

(1) For definitions of non-GAAP metrics and reconciliation to GAAP figures, see the above schedules and our Investor Relations website.
(2) Outlook measures in this chart (i) exclude the effects of Special Items, future changes in our operating or capital allocation plans, unforeseen changes in regulation, laws or litigation, and other unforeseen events or circumstances impacting our financial performance and (ii) speak only as of Feb. 4, 2025. See “Forward-Looking Statements.”